Exhibit 10.3

Electro Scientific Industries, Inc. 13900 NW Science Park Dr. Portland, OR 97229

Notice of Grant of Stock Options
and Option Agreement

[Name]	Option Number:
[Address]	Plan:	2004

Effective                          (the Grant Date), you (Optionee) have been granted an Incentive Stock Option to buy                shares of Common Stock of Electro Scientific Industries, Inc. (the Company) at $                 per share.

The total option price of this option is $                        .

Shares vest at a rate of 25% annually on the date shown.

Shares	Vest Type	Full Vest	Expiration

On Vest Date
On Vest Date
On Vest Date
On Vest Date

By your signature and the Company’s signature below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company’s 2004 Stock Incentive Plan and the attached Option Terms and Conditions which are incorporated into and made a part of this agreement.

Nicholas Konidaris	Date
President and Chief Executive Officer

[Name]	Date

OPTION TERMS AND CONDITIONS

2004 Stock Incentive Plan

Incentive Stock Option

Pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), the Board of Directors has voted in favor of granting to the Optionee an option to purchase Common Stock of the Company (the “Option”) in the amount indicated on the attached notice.  The option is intended to be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.             The Option is granted upon the following terms:

1.1           Duration of Options.  Subject to reductions in the Option period as hereinafter provided in the event of termination of employment or death of the Optionee, the Option shall continue in effect for a period of 10 years from the Grant Date.

1.2           Time of Exercise.  Except as provided in paragraph 1.5, the Option may be exercised from time to time in the following amounts: (a) none during the first year following the Grant Date (b) thereafter not to exceed in any one year 25 percent of the total number of shares covered by the Option, but if the Optionee does not exercise the Option in any one year for the full number of shares to which the Optionee is entitled, the rights shall be cumulative and the Optionee may exercise the Option for such shares in any subsequent year during the term of the Option.

1.3           Limitations on Rights to Exercise.  Except as provided in paragraph 1.5, the Option may not be exercised unless at the time of such exercise the Optionee is employed by the Company or any parent or subsidiary of the Company and shall have been so employed continuously since the date such option was granted.

1.4           Nonassignability.  The Option is nonassignable and nontransferable by the Optionee except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, and is exercisable during the Optionee’s lifetime only by the Optionee.

1.5           Termination of Employment.

(a)           Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates for any reason other than in the circumstances specified in subsection (b),  (c) or (d) below, his or her option may be exercised at any time before the expiration date of the option or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

(b)           Unless otherwise determined by the Board of Directors, if an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.  The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity.  Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

(c)           Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

(d)           In the event an optionee’s employment by the Company or by any parent or subsidiary of the Company terminates within one year after a change in control of the Company for any reason other than retirement, death, or physical disability (as defined in Section 1.5(b)), any option held by such optionee may be exercised with respect to all remaining shares subject thereto, free of any limitation on the number of shares with respect to which the option may be exercised in any one year, at any time prior to its expiration date or the expiration of three months after the date of such termination of employment, whichever is the shorter period.  A “change in control of the Company” shall mean a change in control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.  A change in control of the Company shall not include any change in control pursuant to a written agreement between the Company and another person, which agreement is approved and adopted by the Board of Directors of the Company or pursuant to any tender offer or exchange offer which the Board of Directors has in any manner recommended acceptance of to the shareholders of the Company.

(e)           To the extent the Option held by any deceased Optionee or by the Optionee whose employment is terminated shall not have been exercised within the limited periods provided above, all further rights to purchase shares pursuant to the Option shall cease and terminate at the expiration of such periods.

(f)            Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service.  Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family, military or other leave of absence, whether paid or unpaid.

1.6           Purchase of Shares.  Shares may be purchased or acquired pursuant to the Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee’s intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction, which shall not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee’s present intention to acquire the shares for investment and not with a view to distribution.  On or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid the Company the full purchase price of such shares in cash (including cash which may at the election of the Company be the proceeds of a loan from the Company), or in shares of Common Stock of the Company previously acquired and held by the optionee for at least six months and valued at fair market value as defined in the 2004 Plan, or in any combination of cash and shares of Common Stock of the Company.  No shares shall be issued until full payment therefor has been made, and the Optionee shall have none of the rights of a shareholder until a certificate for shares is issued to the Optionee.  The Optionee shall, upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares with respect to which the Option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements.  If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company on demand.

1.7           Changes in Capital Structure.  In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for purchase pursuant to the Option and the corresponding Option price.  Any such adjustment made by the Board of Directors shall be conclusive.

2.             The obligations of the Company under this Agreement are subject to the approval of such state or federal authorities or agencies, if any, as may have jurisdiction in the matter.  The Company will use its best efforts to take such steps as may be required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the issuance or sale of any shares purchased upon the exercise of the Option.

3.             Nothing in the 2004 Plan or this Agreement shall confer upon the Optionee any right to be continued in the employment of the Company or any subsidiary of the Company, or to interfere in any way with the right of the Company or any subsidiary by whom the Optionee is employed to terminate the Optionee’s employment at any time, with or without cause.

4.             This Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company but except as hereinabove provided the Option herein granted shall not be assigned or otherwise disposed of by the Optionee.